UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2022

SKILLZ INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39243	84-4478274
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
PO Box 445
San Francisco, California 94104
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 762-0511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SKLZ	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Departure of Doris Fritz-Bianchi

Effective September 9, 2022, Doris Fritz-Bianchi will depart from her position as Head of People of the Company. On August 24, 2022, in connection with Ms. Fritz-Bianchi’s departure, the Company and Ms. Fritz-Bianchi entered into a transition and separation agreement (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Ms. Fritz-Bianchi will receive (i) a severance payment equal to an aggregate of $157,500, representing six months of base salary, (ii) COBRA healthcare coverage for a maximum period of nine months and (iii) accelerated vesting of 40,406 Restricted Stock Units. The Separation Agreement also contains customary cooperation and non-disparagement provisions.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Departure of Jerry Bruckheimer from the Board

On August 19, 2022, Jerry Bruckheimer notified the Company of his decision to resign from the Board, effective immediately. Mr. Bruckheimer’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Bruckheimer’s departure, the Consulting Agreement dated May 11, 2022 by and between Mr. Bruckheimer and the Company (the “Consulting Agreement”) will terminate on September 19, 2022. Pursuant to the terms of the Consulting Agreement, all remaining unvested portions of Mr. Bruckheimer’s incentive awards under the Consulting Agreement will be forfeited.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Items 1.01 and 1.02 of this Current Report on Form 8-K is hereby incorporated by reference.

Appointment of Seth Schorr to the Board

On August 25, 2022, a majority in voting power of the shares of capital stock of the Company appointed Seth Schorr to the Board. Mr. Schorr, age 45, has served as the Chief Executive Officer of Fifth Street Gaming since 2011. He also serves as the chairman of Downtown Grand Hotel & Casino. Since beginning his career in gaming and hospitality in 1991, Mr. Schorr served in various capacities at Wynn Resorts and Mirage Resorts. In 2017 Mr. Schorr launched Commercial Streaming Solutions which developed a patented media platform BettorView, that brings sports betting content to casinos, bars, and stadiums throughout the country. In 2021, Schorr founded JefeBet, a multimedia and entertainment brand focused towards engaging the Latino audience in the United States. Schorr is also a founder of the Nevada Esports Alliance and continues to be a leader in the convergence of esports and sports gambling. In 2021, Schorr was appointed to the Nevada Gaming Control Board’s Esports Technical Advisory Committee. Mr. Schorr also co-founded Fifth Street Gaming which owns and operates five casinos and controls a food and beverage operation that owns and manages more than 60 restaurants in the Las Vegas area and southern California. Mr. Schorr is a graduate of the University of Pennsylvania.

Mr. Schorr will also join the Board’s Compensation Committee. There is no arrangement or understanding between Mr. Schorr and any other persons pursuant to which Mr. Schorr was appointed as a director. Furthermore, there are no family relationships between Mr. Schorr and any other director or executive officer of the Company and there are no transactions between Mr. Schorr and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 5.07. Submission of Matters to a Vote of Security Holders

On August 25, 2022, a majority in voting power of the shares of capital stock of the Company, authorized and approved, by written consent in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), the appointment of Mr. Schorr to the Board.

Item 7.01 Regulation FD Disclosure

Headcount Restructuring Plan

In August 2022, the Company implemented a plan to further reduce headcount. This plan is unrelated to the reorganization previously announced by the Company in July 2022. In connection with this restructuring, the Company expects to incur severance and related costs of approximately $3 million (including stock-based compensation), substantially all of which is expected to be incurred in the third quarter of 2022. The annualized payroll cost savings from this restructuring is expected to be at least $10 million.

Composition of Board Committees

Effective August 25, 2022, the Board reconstituted the membership of the Compensation Committee to include Messrs.Seth Schorr, Henry Hoffman and Kent Wakeford, with Mr. Wakeford serving as Chair.

Item 8.01. Other Events

The Company hereby transmits a copy of a notice to stockholders pursuant to Section 228(e) of the DGCL. A copy of the notice is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Transition and Separation Agreement, dated August 24, 2022 between Skillz Inc. and Doris Fritz-Bianchi
99.1	Notice to Certain Stockholders Under Section 228(e) of the Delaware General Corporation Law dated August 25, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLZ INC.

	By:	/s/ Charlotte J. Edelman
	Name:	Charlotte J. Edelman
	Title:	General Counsel and Secretary
Date: August 25, 2022